Oportun Appoints Two New Independent Members to Board of Directors SAN CARLOS, CALIF. – September 1, 2021 – Oportun Financial Corporation (NASDAQ:OPRT), a financial services company and digital platform that provides hardworking people with access to responsible and affordable loans, today announced the addition of two new independent board members to its diverse Board of Directors. Effective as of September 1, 2021, the appointments expand Oportun’s board from nine to eleven members with the additions of Roy Banks and Rick Welts. Roy Banks is the Chief Executive Officer of Weave Communications, Inc, an all-in-one customer communication and engagement platform for small businesses. With more than 20 years of experience in high-tech software development, e-commerce, internet marketing and payment processing, Mr. Banks has also served as CEO Partner at Tritium Partners; President of the LoadPay business unit and a board member of Truckstop.com; CEO of Network Merchants; CEO of Accelerated Payment Technology; and President of Authorize.Net. A five-year veteran of the United States Navy, Mr. Banks holds a Bachelors degree in Business Management from Utah Valley University. Rick Welts has more than 45 years of experience in the NBA, primarily as a league and team executive, most recently as President and Chief Operating Officer of the Golden State Warriors. In recognition of his outsized contributions to making the NBA a global brand, Mr. Welts was inducted into the Basketball Hall of Fame. Mr. Welts has also been honored with multiple awards recognizing his significant contributions to promoting diversity, inclusion and equality in sports and society, including the ADL’s Torch of Liberty Award and GLAAD’s Davidson/Valentini Award. Mr. Welts currently serves on the NBA’s Team Advisory Committee and Global Inclusion Council and is a board member of the Bay Area Council, the Warriors Community Foundation, and GoPro Inc. Mr. Welts holds a Bachelors degree from the University of Washington. “Our committee unanimously recommended Roy and Rick, after an extensive search, to the Oportun board. Based on their diverse set of skills and experience, we are confident that they will be outstanding independent directors, making the interests of our shareholders and stakeholders a priority,” said Aida Alvarez, Chair, Oportun Nominating, Governance and Social Responsibility Committee. “Roy and Rick bring a wealth of operating and management experience and I look forward to adding their perspectives, along with those of Ginny Lee and Sandy Smith, to our diverse boardroom,” said Raul Vazquez, CEO of Oportun. “Their careers demonstrate deep customer understanding, creative insight, and rigorous execution capabilities, as well as a strong commitment to inclusion and equity that will well serve our company as we continue to scale our financially inclusive mission.” With these additions, Oportun’s board now includes eight of eleven members who identify as members of an underrepresented group.

About Oportun Oportun (Nasdaq: OPRT) is a financial services company that leverages its digital platform to provide responsible consumer credit to hardworking people. Using A.I.-driven models that are built on 15 years of proprietary customer insights and billions of unique data points, Oportun has extended more than 4 million loans and over $10 billion in affordable credit, providing its customers with alternatives to payday and auto title loans. In recognition of its responsibly designed products which help consumers build their credit history, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009. # # # Investor Contact Nils Erdmann 650-810-9074 ir@oportun.com Media Contact George Gonzalez 650-769-0441 george.gonzalez@oportun.com